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                                                                    EXHIBIT 3.5

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               TSI NETWORKS, INC.

                                   ARTICLE ONE

                  The name of the Corporation is TSI Networks, Inc.

                                   ARTICLE TWO

          The address of the Corporation's registered office in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

                                  ARTICLE THREE

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

          A.  AUTHORIZED SHARES

          The total number of shares of capital stock which the Corporation has authority to issue is 26,001 shares, consisting of:

          (1) 25,000 shares of Participating Preferred Stock, par value $.01 per share ("PARTICIPATING PREFERRED STOCK");

          (2) 1 share of Class A Common Stock, par value $.01 per share; and

          (3) 1,000 shares of Class B Common Stock, par value $.01 per share.

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The Class A Common Stock and Class B Common Stock are referred to collectively as the "COMMON STOCK." The Common Stock and Participating Preferred Stock, and any other stock issued hereafter, are referred to collectively as the "CAPITAL STOCK." The Capital Stock shall have the rights, preferences and limitations set forth below. Capitalized terms used but not otherwise defined in Part A or Part B of this Article Four are defined in Part C.

          B.  POWERS, PREFERENCES AND SPECIAL RIGHTS OF THE CAPITAL STOCK

          Section 1. VOTING RIGHTS. Except as otherwise required by applicable law, all holders of Participating Preferred Stock and the holder of the Class A Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders. Except as otherwise required by applicable law, all holders of Class B Common Stock shall have no right to vote on any matters to be voted on by the Corporation's stockholders.

          Section 2. DISTRIBUTIONS. At the time of each Distribution, such Distribution shall be made to the holders of Capital Stock in the following priority:

          (i) The holders of Participating Preferred Stock, as a separate class, shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the aggregate Unpaid Yield on Participating Preferred Stock held by each such holder as of the time of such Distribution) equal to the aggregate Unpaid Yield on the outstanding shares of Participating Preferred Stock as of the time of such Distribution, and no Distribution or any portion thereof shall be made under paragraph 2(ii) or (iii) below until the entire amount of the Unpaid Yield on the outstanding shares of Participating Preferred Stock as of the times of such Distribution has been paid in full. The Distributions made pursuant to this paragraph 2(i) to holders of Participating Preferred Stock shall constitute a payment of Yield on Participating Preferred Stock.

          (ii) After the required amount of a Distribution has been made in full pursuant to paragraph 2(i) above, the holders of Participating Preferred Stock, as a separate class, shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the aggregate Unreturned Value of shares of Participating Preferred Stock held by each such holder as of the time of such Distribution) equal to the aggregate Unreturned Value of the outstanding shares of Participating Preferred Stock as of the time of such Distribution, and no Distribution or any portion thereof shall be made under paragraph 2(iii) below until the entire amount of the Unreturned Value of the outstanding shares of Participating Preferred Stock as of the time of such Distribution has been paid in full. The Distributions made pursuant to this paragraph 2(ii) to holders of the Participating Preferred Stock shall constitute a return of Value of Participating Preferred Stock.

          (iii) After the required amount of a Distribution has been made pursuant to paragraphs 2(i) and 2(ii) above, (A) the holders of Participating Preferred Stock shall be entitled to receive 5% of the remaining portion of such Distribution (ratably among such holders based upon the number of shares of Participating Preferred Stock held by each such holder as of the

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time of such Distribution), and (B) the holders of Common Stock shall be entitled to receive 95% of the remaining portion of such Distribution (ratably among such holders based upon the number of shares of Common Stock held by each such holder as of the time of such Distribution).

          Section 3. STOCK SPLITS AND STOCK DIVIDENDS. The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by stock split, stock dividend or otherwise) the outstanding Capital Stock of one class unless the outstanding Capital Stock of all other classes shall be proportionately subdivided or combined, respectively. All such subdivisions and combinations shall be payable only in Participating Preferred Stock to the holders of Participating Preferred Stock, in Class A Common Stock to the holder of Class A Common Stock and in Class B Common Stock to the holders of Class B Common Stock. In no event shall a stock split or stock dividend constitute a payment of Yield or a return of Value.

          Section 4. REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Capital Stock. Upon the surrender of any certificate representing shares of any class of Capital Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor, representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

          Section 5. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of any class of Capital Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

          Section 6. NOTICES. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

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          Section 7.     FRACTIONAL SHARES. In no event will holders of
fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of Capital Stock are required to accept.

          Section 8. AMENDMENT AND WAIVER. No amendment or waiver of any provision of this Article Four shall be effective without the prior written consent of the holders of a majority of the then outstanding Participating Preferred Stock voting as a single class; provided that no amendment as to any terms or provisions of, or for the benefit of, any class of Capital Stock that adversely affects the powers, preferences or special rights of such class of Capital Stock shall be effective without the prior consent of the holders of a majority of the then outstanding shares of such affected class of Capital Stock, voting as a single class.

          C.  DEFINITIONS

          "AFFILIATE" of a Person means any other person, entity or investment fund controlling, controlled by or under common control with such Person and, in the case of a Person which is a partnership or a limited liability company, any partner or member, respectively, of the Person.

          "BOARD" means the Board of Directors of the Corporation.

          "DISTRIBUTION" means each distribution made by the Corporation to holders of Capital Stock, whether in cash, property, or securities of the Corporation and whether by dividend, liquidating distributions or otherwise; provided that neither of the following shall be a Distribution: (a) any redemption or repurchase by the Corporation of any Capital Stock for any reason or (b) any recapitalization or exchange of any Capital Stock, or any subdivision (by stock split, stock dividend or otherwise) or any combination (by stock split, stock dividend or otherwise) of any outstanding Capital Stock.

          "PERSON" means an individual, a partnership, a corporation, a limited liability company, as association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "UNPAID YIELD" of any share of Participating Preferred Stock means an amount equal to the excess, if any, of (a) the aggregate Yield accrued on such share, over (b) the aggregate amount of Distributions made by the Corporation that constitute payment of Yield on such share.

          "UNRETURNED VALUE" of any share of Participating Preferred Stock means an amount equal to the excess, if any, of (a) the Value of such share, over (b) the aggregate amount of Distributions made by the Corporation that constitute a return of the Value of such share.

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          "VALUE" of each share of Participating Preferred Stock shall be equal to $10,000.00 per share (as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Participating Preferred Stock).

          "YIELD" means, with respect to each outstanding share of Participating Preferred Stock for each calendar year, the amount accruing on such share each day during such year at the rate of 8% per annum of the sum of (a) such share's Unreturned Value, plus (b) Unpaid Yield thereon for all prior years. In calculating the amount of any Distribution to be made to the Participating Preferred Stock during a calendar year, the portion of a Participating Preferred share's Yield for such portion of such year elapsing before such Distribution is made shall be taken into account.

                                 ARTICLE FIVE

          The Corporation is to have perpetual existence.

                                 ARTICLE SIX

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

                                 ARTICLE SEVEN

          Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the

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Board of Directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

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                                  ARTICLE EIGHT

          To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE NINE

          The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                   ARTICLE TEN

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                    * * * * *

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          I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 13th day of February, 2002.


                                             /s/ Collin E. Roche
                                            -----------------------------------
                                            Collin E. Roche
                                            Vice President

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